Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Third Quarter EPS of $1.06

•	Net earnings of $249.2 million, or $1.06 per diluted share, compared to net earnings of $235.8 million, or $1.01 per diluted share

•	Deliveries of 7,598 homes – up 12%

•	New orders of 7,610 homes – up 8%; new orders dollar value of $2.9 billion – up 14%

•	Backlog of 10,212 homes – up 10%; backlog dollar value of $4.1 billion – up 18%

•	Revenues of $3.3 billion – up 15%

•	Lennar Homebuilding operating earnings of $386.3 million, compared to $344.9 million – up 12%

•	Gross margin on home sales of 22.8% – improved 20 basis points

•	S,G&A expenses as a % of revenues from home sales of 9.2% – improved 10 basis points

•	Operating margin on home sales of 13.6% – improved 40 basis points

•	Lennar Financial Services operating earnings of $49.1 million, compared to $53.2 million

•	Rialto operating earnings (net of noncontrolling interests) of $3.2 million, compared to $5.9 million

•	Lennar Multifamily operating earnings of $9.1 million, compared to $2.6 million

•	Lennar Homebuilding cash and cash equivalents of $565 million

•	Lennar redeemed the $250 million principal amount of 6.875% senior notes due 2021 that had been issued by WCI Communities, Inc.

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 39.6%

(more)

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Miami, October 3, 2017 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2017. Third quarter net earnings attributable to Lennar in 2017 were $249.2 million, or $1.06 per diluted share, compared to third quarter net earnings attributable to Lennar in 2016 of $235.8 million, or $1.01 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We are pleased to announce our third quarter results as we achieved net earnings of $249.2 million, or $1.06 per diluted share. These results were supported by strong demand for homes, low unemployment, favorable interest rates and increased consumer confidence which are all signs of a very healthy homebuilding market.”
Mr. Miller continued, "Our core homebuilding business continued to produce strong operating results in the third quarter as our home deliveries and new orders increased 12% and 8%, respectively, compared to last year, while our gross and operating margins were 22.8% and 13.6%, respectively. Our sales incentives per home delivery in the third quarter were 5.5%, our lowest percentage since 2006. We continued to invest in new technologies throughout various aspects of our business, which helped contribute to a record low third quarter S,G&A % of home sales revenues of 9.2%.”
"We continue to remain focused on fortifying our financial position. In February 2017, we acquired WCI for $643 million in an all-cash transaction. Our strategy at that time was to integrate WCI operations and systems efficiently, and to quickly return our cash position and leverage back to prior year levels. In very short order, we have seamlessly completed the integration of WCI, and we have improved our net homebuilding debt to total capital to 39.6%, a decrease of 30 basis points from the prior year. The improvement in our leverage coupled with a strong cash position and improved financial flexibility and capacity from our $1.6 billion revolving credit facility positions our balance sheet extremely well for the future.”
“A few weeks ago, we provided an update on our third and fourth quarter home deliveries and new orders from the impact of Hurricanes Harvey and Irma. After having time to complete a more detailed assessment, we can confirm that the overall damage to our communities was minimal. Additionally, given the disruption from the preparation for the storms, clean-up after the storms, and restart and normalization of business operations, we maintain our estimate that approximately 950 closings will be pushed from 2017 into 2018. We expect that once we get past the short-term impact from the storms, there will be increased economic activity and an increased demand for new homes which will result in a broader range of opportunities for us as we look towards 2018.”
"Complementing our homebuilding business, our Financial Services business reported earnings of $49.1 million in our third quarter. Although these results are down 8% from the prior year, the decrease was primarily due to a significantly lower number of refinance transactions which was partially offset by higher profit per transaction in our title operations.”
“Additionally complementing our core homebuilding performance, our ancillary business segments continued to perform as expected and to mature as independent businesses.”

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Mr. Miller concluded, "We continue to execute our carefully-crafted strategy across all of our businesses. While our homebuilding and financial services businesses continue to be the primary drivers of our quarterly earnings, we are in an excellent position across our multiple platforms."
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2017 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2016
As previously announced on February 10, 2017, Lennar Corporation completed its acquisition of WCI Communities, Inc. ("WCI"). Prior year information includes only stand-alone data for Lennar Corporation for the three months ended August 31, 2016.
Lennar Homebuilding
Revenues from home sales increased 17% in the third quarter of 2017 to $2.8 billion from $2.4 billion in the third quarter of 2016. Revenues were higher primarily due to a 12% increase in the number of home deliveries, excluding unconsolidated entities, and a 4% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 7,588 homes in the third quarter of 2017 from 6,758 homes in the third quarter of 2016. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other, except in Homebuilding Central that was slightly down from prior year due to Hurricane Harvey which impacted approximately 120 deliveries in the third quarter of 2017. The average sales price of homes delivered was $375,000 in the third quarter of 2017, compared to $362,000 in the third quarter of 2016. Sales incentives offered to homebuyers were $21,800 per home delivered in the third quarter of 2017, or 5.5% as a percentage of home sales revenue, compared to $22,500 per home delivered in the third quarter of 2016, or 5.9% as a percentage of home sales revenue, and $22,700 per home delivered in the second quarter of 2017, or 5.7% as a percentage of home sales revenue.
Gross margins on home sales were $650.4 million, or 22.8%, in the third quarter of 2017, compared to $551.7 million, or 22.6%, in the third quarter of 2016. Gross margin percentage on home sales increased compared to the third quarter of 2016 primarily due to insurance recoveries of $10.3 million that positively impacted gross margin percentage by 30 basis points. Gross profits on land sales were $5.2 million in the three months ended August 31, 2017, compared to $9.4 million in the three months ended August 31, 2016.
Selling, general and administrative expenses were $262.5 million in the third quarter of 2017, compared to $228.1 million in the third quarter of 2016. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.2% in the third quarter of 2017, from 9.3% in the third quarter of 2016, due to improved operating leverage as a result of an increase in home deliveries. In addition, WCI transaction-related expenses had a negative 20 basis point impact to selling, general and administrative expenses as a percentage of revenues from home sales, which were offset by insurance recoveries.
Lennar Homebuilding equity in loss from unconsolidated entities was $9.7 million in the third quarter of 2017, compared to $18.0 million in the third quarter of 2016. In the third quarter of 2017, Lennar Homebuilding equity in loss from unconsolidated entities was attributable to the Company's share of net operating losses from its unconsolidated entities, which was primarily driven by general and administrative expenses, as there were no significant land sale

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transactions for which the Company recognized its share of earnings during the third quarter of 2017. In the third quarter of 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination and the Company's share of net operating losses associated with the new FivePoint unconsolidated entity.
Lennar Homebuilding other income, net, was $2.8 million in the third quarter of 2017, compared to $30.0 million in the third quarter of 2016. Other income, net, in the third quarter of 2016 was primarily related to $17.4 million of management fee income related to one of Lennar Homebuilding's strategic joint ventures and a gain of $8.7 million on the sale of a clubhouse.
Lennar Homebuilding interest expense was $71.8 million in the third quarter of 2017 ($68.6 million was included in costs of homes sold, $0.9 million in costs of land sold and $2.3 million in other income, net), compared to $62.7 million in the third quarter of 2016 ($60.3 million was included in costs of homes sold, $1.4 million in costs of land sold and $1.0 million in other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $49.1 million in the third quarter of 2017, compared to $53.2 million in the third quarter of 2016. Operating earnings were impacted by a significant decrease in refinance transactions, partially offset by higher profit per transaction in the segment's title operations.
Rialto
Operating earnings for the Rialto segment were $3.2 million in the third quarter of 2017 (which included a $3.2 million operating loss and an add back of $6.4 million of net loss attributable to noncontrolling interests). Operating earnings in the third quarter of 2016 were $5.9 million (which included a $0.1 million operating loss and an add back of $6.0 million of net loss attributable to noncontrolling interests). The decrease in operating earnings was primarily due to a decrease in Rialto Mortgage Finance ("RMF") securitization revenues as a result of lower volume and an increase in real estate owned impairments, partially offset by an increase in incentive income related to carried interest distributions from the Rialto real estate funds and lower general and administrative expenses.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $9.1 million in the third quarter of 2017, primarily due to the segment's $15.4 million share of gains as a result of the sale of two operating properties by Lennar Multifamily's unconsolidated entities and management fee income, partially offset by general and administrative expenses. In the third quarter of 2016, the Lennar Multifamily segment had operating earnings of $2.6 million primarily due to the segment's $8.0 million share of a gain as a result of the sale of an operating property by one of its unconsolidated entities and management fee income, partially offset by general and administrative expenses.

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Corporate General and Administrative Expenses
Corporate general and administrative expenses were $72.9 million, or 2.2% as a percentage of total revenues, in the third quarter of 2017, compared to $61.2 million, or 2.2% as a percentage of total revenues, in the third quarter of 2016.
Noncontrolling Interests
Net loss attributable to noncontrolling interests was $5.6 million and $2.7 million in the third quarter of 2017 and 2016, respectively. Net loss attributable to noncontrolling interests during the third quarter of 2017 was primarily attributable to a net loss related to the FDIC's interest in a portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net loss attributable to noncontrolling interests in the third quarter of 2016 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures.
RESULTS OF OPERATIONS
NINE MONTHS ENDED AUGUST 31, 2017 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2016
As previously announced on February 10, 2017, Lennar Corporation completed its acquisition of WCI. The results of operations include activity related to WCI from February 10, 2017 to August 31, 2017. Prior year information includes only stand-alone data for Lennar Corporation for the nine months ended August 31, 2016.
Lennar Homebuilding
Revenues from home sales increased 16% in the nine months ended August 31, 2017 to $7.7 billion from $6.6 billion in the nine months ended August 31, 2016. Revenues were higher primarily due to a 13% increase in the number of home deliveries, excluding unconsolidated entities, and a 3% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 20,708 homes in the nine months ended August 31, 2017 from 18,275 homes in the nine months ended August 31, 2016. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered was $372,000 in the nine months ended August 31, 2017, compared to $363,000 in the nine months ended August 31, 2016. Sales incentives offered to homebuyers were $22,400 per home delivered in the nine months ended August 31, 2017, or 5.7% as a percentage of home sales revenue, compared to $22,000 per home delivered in the nine months ended August 31, 2016, or 5.7% as a percentage of home sales revenue.
Gross margins on home sales were $1.7 billion, or 21.9%, in the nine months ended August 31, 2017, compared to $1.5 billion, or 22.8%, in the nine months ended August 31, 2016. Gross margin percentage on home sales decreased compared to the nine months ended August 31, 2016 primarily due to an increase in construction costs per home. Gross profits on land sales were $8.9 million in the nine months ended August 31, 2017, compared to $20.4 million in the nine months ended August 31, 2016.

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Selling, general and administrative expenses were $734.8 million in the nine months ended August 31, 2017, compared to $642.8 million in the nine months ended August 31, 2016. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.5% in the nine months ended August 31, 2017, from 9.7% in the nine months ended August 31, 2016, due to improved operating leverage as a result of an increase in home deliveries, despite the fact that WCI transaction-related expenses had a negative 30 basis point impact to selling, general and administrative expenses as a percentage of revenues from home sales in the nine months ended August 31, 2017.
Lennar Homebuilding equity in loss from unconsolidated entities was $42.7 million in the nine months ended August 31, 2017, compared to $24.7 million in the nine months ended August 31, 2016. In the nine months ended August 31, 2017, Lennar Homebuilding equity in loss from unconsolidated entities was attributable to the Company's share of net operating losses from its unconsolidated entities, which was primarily driven by general and administrative expenses, as there were no significant land sale transactions for which the Company recognized its share of earnings during the nine months ended August 31, 2017. In the nine months ended August 31, 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination and the Company's share of net operating losses associated with the new FivePoint unconsolidated entity. This was partially offset by $12.7 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites to third parties.
Lennar Homebuilding other income, net, was $12.4 million in the nine months ended August 31, 2017, compared to $43.1 million in the nine months ended August 31, 2016. In the nine months ended August 31, 2016, other income, net, included management fee income and a profit participation related to Lennar Homebuilding's strategic joint ventures and a gain on the sale of a clubhouse.
Lennar Homebuilding loss due to litigation of $140 million in the nine months ended August 31, 2017 was related to litigation regarding a contract the Company entered into in 2005 to purchase property in Maryland. As a result of the litigation, the Company purchased the property for $114 million, which approximates the Company's estimate of fair value for the property. In addition, the Company paid approximately $124 million in interest and other closing costs and has accrued for the amount it expects to pay as reimbursement for attorney's fees.
Lennar Homebuilding interest expense was $196.1 million in the nine months ended August 31, 2017 ($187.2 million was included in costs of homes sold, $4.1 million in costs of land sold and $4.8 million in other income, net), compared to $171.8 million in the nine months ended August 31, 2016 ($165.8 million was included in costs of homes sold, $2.7 million in costs of land sold and $3.3 million in other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $113.4 million in the nine months ended August 31, 2017, compared to $112.3 million in the nine months ended August 31, 2016. The increase in operating earnings was primarily due to increased profitability in the segment's title operations and earnings from Berkshire Hathaway

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Home Services ("BHHS") which was acquired as part of the WCI acquisition in February, partially offset by decreased profitability in the segment's mortgage operations as a result of a decrease in refinance transactions.
Rialto
Operating earnings for the Rialto segment were $21.4 million in the nine months ended August 31, 2017 (which included a $10.5 million operating loss and an add back of $31.9 million of net loss attributable to noncontrolling interests). Operating loss for the nine months ended August 31, 2016 was $5.9 million (which included a $16.5 million operating loss and an add back of $10.6 million of net loss attributable to noncontrolling interests). The increase in operating earnings was primarily related to an increase in RMF earnings as a result of higher securitization margins, an increase in incentive income related to carried interest distributions from the Rialto real estate funds, as well as an increase in management fee income. This was partially offset by an increase in loan impairments, real estate owned impairments and general and administrative expenses. In addition, the nine months ended August 31, 2016 included a $16.0 million write-off of uncollectible receivables related to a hospital, which was acquired through the resolution of one of Rialto's loans from a 2010 portfolio.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $34.8 million in the nine months ended August 31, 2017, primarily due to the segment's $52.9 million share of gains as a result of the sale of five operating properties by Lennar Multifamily's unconsolidated entities and management fee income, partially offset by general and administrative expenses. In the nine months ended August 31, 2016, the Lennar Multifamily segment had operating earnings of $29.8 million primarily due to the segment's $43.8 million share of gains as a result of the sale of three operating properties by its unconsolidated entities and a gross profit of $5.2 million on a third-party land sale and management fee income, partially offset by general and administrative expenses.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $200.3 million, or 2.3% as a percentage of total revenues, in the nine months ended August 31, 2017, compared to $164.6 million, or 2.2% as a percentage of total revenues, in the nine months ended August 31, 2016.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($26.9) million and $4.2 million in the nine months ended August 31, 2017 and 2016, respectively. Net loss attributable to noncontrolling interests during the nine months ended August 31, 2017 was primarily attributable to a net loss related to the FDIC's interest in a portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures. Net earnings attributable to noncontrolling interests in the nine months ended August 31, 2016 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss, related to the FDIC's interest in the portfolio of real estate loans.

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OTHER TRANSACTIONS
Debt Transactions
During the three months ended August 31, 2017, the Company redeemed the $250 million principal amount of the 6.875% senior notes due 2021 that had been issued by WCI. The redemption price, which was paid in cash, was 103.438% of the principal amount plus accrued but unpaid interest up to, but not including, the redemption date.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding the impact of the hurricanes on home closings, our belief regarding the long-term opportunity of housing demands resulting from the rebuilding efforts, our belief that we are in an excellent position to perform across our multiple platforms, our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and difficulties we might have in managing our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; the possibility of a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; unfavorable losses in legal proceedings; our inability to meet the demand resulting from the rebuilding effort; decreased demand for our homes or Lennar Multifamily rental properties, and difficulties we might have in selling our apartment developments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; difficulties we might have in successfully executing our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2016. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, October 3, 2017. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0617 and entering 5723593 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2017	2016	2017	2016
Revenues:
Lennar Homebuilding	$2,885,195	2,496,969	7,789,630	6,734,335
Lennar Financial Services	215,056	191,444	571,462	491,340
Rialto	57,810	63,885	207,804	152,434
Lennar Multifamily	103,415	81,596	291,900	195,264
Total revenues	$3,261,476	2,833,894	8,860,796	7,573,373

Lennar Homebuilding operating earnings	$386,276	344,882	790,194	908,216
Lennar Financial Services operating earnings	49,057	53,248	113,448	112,267
Rialto operating loss	(3,192)	(57)	(10,497)	(16,533)
Lennar Multifamily operating earnings	9,104	2,649	34,816	29,774
Corporate general and administrative expenses	(72,860)	(61,164)	(200,333)	(164,634)
Earnings before income taxes	368,385	339,558	727,628	869,090
Provision for income taxes	(124,795)	(106,427)	(253,656)	(266,469)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	243,590	233,131	473,972	602,621
Less: Net earnings (loss) attributable to noncontrolling interests	(5,575)	(2,711)	(26,918)	4,230
Net earnings attributable to Lennar	$249,165	235,842	500,890	598,391

Average shares outstanding:
Basic	232,673	223,549	232,361	215,814
Diluted	232,674	231,818	232,363	230,218

Earnings per share:
Basic	$1.06	1.04	2.13	2.74
Diluted (1)	$1.06	1.01	2.13	2.59

Supplemental information:
Interest incurred (2)	$71,036	70,038	219,949	213,485

EBIT (3):
Net earnings attributable to Lennar	$249,165	235,842	500,890	598,391
Provision for income taxes	124,795	106,427	253,656	266,469
Interest expense	71,804	62,694	196,081	171,784
EBIT	$445,764	404,963	950,627	1,036,644

(1)
For the three and nine months ended August 31, 2016, diluted earnings per share includes an add back of interest of $1.0 million and $4.8 million, respectively, related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2017	2016	2017	2016
Lennar Homebuilding revenues:
Sales of homes	$2,847,731	2,443,337	7,701,871	6,627,596
Sales of land	37,464	53,632	87,759	106,739
Total revenues	2,885,195	2,496,969	7,789,630	6,734,335

Lennar Homebuilding costs and expenses:
Costs of homes sold	2,197,320	1,891,661	6,015,420	5,115,451
Costs of land sold	32,278	44,239	78,853	86,319
Selling, general and administrative	262,467	228,127	734,836	642,750
Total costs and expenses	2,492,065	2,164,027	6,829,109	5,844,520
Lennar Homebuilding operating margins	393,130	332,942	960,521	889,815
Lennar Homebuilding equity in loss from unconsolidated entities	(9,651)	(18,034)	(42,691)	(24,667)
Lennar Homebuilding other income, net	2,797	29,974	12,364	43,068
Lennar Homebuilding loss due to litigation	—	—	(140,000)	—
Lennar Homebuilding operating earnings	$386,276	344,882	790,194	908,216

Lennar Financial Services revenues	$215,056	191,444	571,462	491,340
Lennar Financial Services costs and expenses	165,999	138,196	458,014	379,073
Lennar Financial Services operating earnings	$49,057	53,248	113,448	112,267

Rialto revenues	$57,810	63,885	207,804	152,434
Rialto costs and expenses	49,503	62,306	175,492	155,416
Rialto equity in earnings from unconsolidated entities	4,858	5,976	11,310	14,337
Rialto other expense, net	(16,357)	(7,612)	(54,119)	(27,888)
Rialto operating loss	$(3,192)	(57)	(10,497)	(16,533)

Lennar Multifamily revenues	$103,415	81,596	291,900	195,264
Lennar Multifamily costs and expenses	105,956	84,007	301,303	204,244
Lennar Multifamily equity in earnings from unconsolidated entities	11,645	5,060	44,219	38,754
Lennar Multifamily operating earnings	$9,104	2,649	34,816	29,774

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended August 31,
	2017	2016	2017	2016	2017	2016
Deliveries:	Homes		Dollar Value		Average Sales Price
East	3,778	3,127	$1,236,619	971,636	$327,000	311,000
Central	1,730	1,812	589,572	610,535	341,000	337,000
West	1,656	1,423	827,713	678,289	500,000	477,000
Other	434	417	201,511	198,873	464,000	477,000
Total	7,598	6,779	$2,855,415	2,459,333	$376,000	363,000
Of the total homes delivered listed above, 10 homes with a dollar value of $7.7 million and an average sales price of $768,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2017, compared to 21 home deliveries with a dollar value of $16.0 million and an average sales price of $762,000 for the three months ended August 31, 2016.

New Orders:	Homes		Dollar Value		Average Sales Price
East	3,841	3,376	$1,250,446	1,055,043	$326,000	313,000
Central	1,657	1,714	558,782	578,053	337,000	337,000
West	1,689	1,497	909,209	722,888	538,000	483,000
Other	423	431	204,784	211,767	484,000	491,000
Total	7,610	7,018	$2,923,221	2,567,751	$384,000	366,000
Of the total new orders listed above, 16 homes with a dollar value of $12.8 million and an average sales price of $798,000 represent new orders from unconsolidated entities for the three months ended August 31, 2017, compared to four new orders with a dollar value of $1.6 million and an average sales price of $396,000 for the three months ended August 31, 2016.

	For the Nine Months Ended August 31,
	2017	2016	2017	2016	2017	2016
Deliveries:	Homes		Dollar Value		Average Sales Price
East	9,869	8,223	$3,198,756	2,573,062	$324,000	313,000
Central	5,177	4,923	1,750,495	1,602,328	338,000	325,000
West	4,380	4,094	2,169,461	1,965,207	495,000	480,000
Other	1,335	1,095	617,648	526,743	463,000	481,000
Total	20,761	18,335	$7,736,360	6,667,340	$373,000	364,000
Of the total homes delivered listed above, 53 homes with a dollar value of $34.5 million and an average sales price of $651,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2017, compared to 60 home deliveries with a dollar value of $39.7 million and an average sales price of $662,000 for the nine months ended August 31, 2016.

New Orders:	Homes		Dollar Value		Average Sales Price
East	11,056	9,472	$3,573,399	2,962,985	$323,000	313,000
Central	5,354	5,484	1,806,948	1,824,251	337,000	333,000
West	5,274	4,568	2,723,279	2,181,306	516,000	478,000
Other	1,307	1,250	625,769	588,962	479,000	471,000
Total	22,991	20,774	$8,729,395	7,557,504	$380,000	364,000
Of the total new orders listed above, 37 homes with a dollar value of $28.2 million and an average sales price of $762,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2017, compared to 28 new orders with a dollar value of $15.7 million and an average sales price of $561,000 for the nine months ended August 31, 2016.

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	August 31,
	2017	2016	2017	2016	2017	2016
Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	4,789	4,211	$1,625,820	1,370,470	$339,000	325,000
Central	2,498	2,629	877,607	907,860	351,000	345,000
West	2,424	1,828	1,302,318	888,590	537,000	486,000
Other (2)	501	585	264,161	277,323	527,000	474,000
Total	10,212	9,253	$4,069,906	3,444,243	$399,000	372,000
Of the total homes in backlog listed above, 14 homes with a backlog dollar value of $9.7 million and an average sales price of $692,000 represent the backlog from unconsolidated entities at August 31, 2017, compared to 57 homes with a backlog dollar value of $38.3 million and an average sales price of $673,000 at August 31, 2016.

(1)
During the nine months ended August 31, 2017, the Company acquired 359 homes in backlog related to the WCI acquisition. During the nine months ended August 31, 2016, the Company acquired 110 homes in backlog from other homebuilders.

(2)	During the nine months ended August 31, 2016, the Company acquired 58 homes in backlog.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas
West: California and Nevada
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2017	2016	2016
Lennar Homebuilding debt	$5,523,765	4,575,977	4,920,848
Stockholders' equity	7,554,260	7,026,042	6,545,535
Total capital	$13,078,025	11,602,019	11,466,383
Lennar Homebuilding debt to total capital	42.2%	39.4%	42.9%

Lennar Homebuilding debt	$5,523,765	4,575,977	4,920,848
Less: Lennar Homebuilding cash and cash equivalents	564,591	1,050,138	567,708
Net Lennar Homebuilding debt	$4,959,174	3,525,839	4,353,140
Net Lennar Homebuilding debt to total capital (1)	39.6%	33.4%	39.9%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.